UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
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March 17, 2020
Dear Shareholder,
We would like to extend a personal invitation for you to join us at the 2020 annual meeting of shareholders which will be held on April 30, 2020 at 1:00 p.m. Central Time at The Frist Art Museum located at 919 Broadway, Nashville, Tennessee 37203.
We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website (investors.firstbankonline.com), and we encourage you to check this website prior to the meeting if you plan to attend.
Please review the notice of annual meeting of shareholders and proxy statement enclosed with this letter which describe the formal business to be transacted at the meeting. Following the meeting, we will provide an update on your company and answer appropriate questions.
Beginning this year, we have elected to provide access to our proxy materials by internet in accordance with the "notice and access" e-proxy rules. Accordingly, on or about March 17, 2020, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials. On the date of the mailing of the Notice of Internet Availability of Proxy Materials, all shareholders of record and beneficial owners will have the ability to access all of our proxy materials at the website address set forth in the Notice of Internet Availability of Proxy Materials and in the accompanying proxy statement. These proxy materials will be available free of charge. We are constantly focused on improving the ways our shareholders can access information about FB Financial Corporation and believe that providing our proxy materials by internet increases the ability of our shareholders to access the information they need while simultaneously reducing the environmental impact of our annual meeting.
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials that you received in the mail or, if you received a hard copy of the proxy statement, on the accompanying proxy card. You can request to receive proxy materials by mail or email. You may vote by mail or on the internet. You will find our proxy statement, Annual Report on Form 10-K and other important information at our website: investors.firstbankonline.com.
Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted. We hope that you will be able to attend the 2020 annual meeting of shareholders. We look forward to seeing you.

James W. Ayers	Christopher T. Holmes
Executive Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
You are hereby invited to attend the 2020 annual meeting of shareholders of FB Financial Corporation.

WHEN	1:00 p.m. Central Time on April 30, 2020

WHERE	The Frist Art Museum, 919 Broadway, Nashville, Tennessee 37203

RECORD DATE	Shareholders of record as of the close of business on March 2, 2020 will be entitled to notice of and to vote at the 2020 annual meeting of shareholders.

ITEMS OF BUSINESS	● Election of 10 directors to serve until the 2021 annual meeting of shareholders and until their successors have been duly elected and qualified;
● Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
● Such other business as may properly come before the meeting or any adjournment or postponement thereof

PROXY MATERIALS
Our proxy materials, which include the accompanying proxy statement, proxy card, and annual report on Form 10-K for the year ended December 31, 2019 are first being sent or made available to shareholders on or about March 17, 2020. You may access the proxy materials electronically under the "Stock and Filings" link on the Investor Relations page of our website at https://investors.firstbankonline.com/.

SPECIAL NOTE REGARDING POTENTIAL CHANGES TO OUR MEETING
We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website (investors.firstbankonline.com), and we encourage you to check this website prior to the meeting if you plan to attend.

By Order of the Board of Directors,

Beth W. Sims
General Counsel and Corporate Secretary

March 17, 2020
Nashville, Tennessee

TABLE OF CONTENTS
PROXY STATEMENT
2020 ANNUAL MEETING OF SHAREHOLDERS

211 Commerce Street, Suite 300 Nashville, Tennessee 37201 (615) 564-1212

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished by FB Financial Corporation, on behalf of its board of directors, for use at the 2020 annual meeting of shareholders, and at any adjournment or postponement of the meeting (the “annual meeting”).
In this proxy statement, we sometimes refer to FB Financial Corporation and its subsidiaries, including our wholly owned subsidiary, FirstBank, as “we,” “us,” “our,” “the Company,” and “FB Financial.”
This proxy statement and the accompanying proxy card are first being delivered or made available to our shareholders on or about March 17, 2020.
QUESTIONS AND ANSWERS
Q:     Who is asking for my vote?
A:     Our board of directors is soliciting the enclosed proxy for its use at the annual meeting.
Q:     When and where is the annual meeting?

A:
The annual meeting will be held on April 30, 2020 at 1:00 p.m. Central Time at The Frist Art Museum located at 919 Broadway, Nashville, Tennessee 37203. If you wish to attend the annual meeting, you must bring photo identification. If you hold your shares through a broker (or other nominee), you must also bring proof of ownership of your shares, such as the voting instruction form or an account statement from your broker (or other nominee). Without proof of ownership, you may not be allowed to attend the annual meeting.

We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website (investors.firstbankonline.com), and we encourage you to check this website prior to the meeting if you plan to attend.
Q:    What am I being asked to vote on at the annual meeting?
A:    At the annual meeting, we are asking our shareholders to vote on:

•	Proposal No. 1: The election of 10 directors to serve until the 2021 annual meeting of shareholders and until their successors have been duly elected and qualified;

•	Proposal No. 2: The ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	Other Business: To consider such other business as may properly come before the annual meeting.
As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting.
Our board of directors recommends that you vote “FOR” each director nominee and “FOR” the ratification of the appointment of our independent registered public accounting firm for 2020.

Q:    Who is entitled to vote at the annual meeting?

A:	Only shareholders of record at the close of business on March 2, 2020, which is the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting.
Q:    How many shares must be present to constitute a quorum for the annual meeting?

A:
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented in person or by proxy at the annual meeting. As of the close of business as of March 2, 2020, there were 31,038,992 shares of our common stock outstanding and entitled to vote. No shares of preferred or other capital stock were outstanding as of such date. If there is no quorum, any officer entitled to preside at or to act as secretary of the annual meeting may adjourn the meeting until a later date.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment but may not vote your shares on the election of directors or any other item of business. However, your broker is not required to vote your shares if you do not provide instructions.

Q:    What are broker non-votes?

A:
Under New York Stock Exchange (“NYSE”) Rule 452, brokers are entitled to vote shares held by them for their customers on matters deemed “routine” even though the brokers have not received voting instructions from their customers. The ratification of our independent registered public accounting firm currently qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion on that routine matter if you do not instruct your broker how to vote on them. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions on that matter to your broker. The election of directors is a non-routine matter under Rule 452, so your broker may not vote on this matter in its discretion. If you do not give voting instructions with respect to the election of directors, your broker will need to return a proxy card without voting on this non-routine matter, which is referred to as a “broker non-vote” or sometimes referred to as “uninstructed shares.”

Although broker non-votes are counted as shares that are present at the annual meeting and entitled to vote for purposes of determining the presence of a quorum, they will not be counted as votes cast and will not have any effect on voting for the non-routine proposal presented in this proxy statement.
Q:    How do I vote?

A:	You may vote your shares by following the instructions from your broker, if your shares are held in “street name” or by one of the following methods if you hold your shares directly in your name:

•	mark, sign, date, and return your proxy card in the enclosed return envelope as soon as possible;

•	go to the website listed on the proxy card and follow the instructions provided; or

•
attend the annual meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Voting by phone or on the internet has the same effect as submitting a properly executed proxy card.
Q:     What if I abstain from voting?

A:
If your shares are represented at the annual meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted as present to determine if there is a quorum.

Q:    How many votes do I have?

A:
You have one vote for each share of common stock that you own as of the close of business on the record date. Shareholders are not entitled to cumulative voting, and accordingly, you may cast only one vote per share of our common stock that you own.

Q:    What if I return a proxy card but do not make specific choices?

A:
If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, your proxy will vote your shares “FOR” the election of all 10 director nominees, and “FOR” the ratification of the appointment of our independent registered public accounting firm for 2020. As of the date of this proxy statement, we are not aware of any other matters to be considered at the annual meeting. However, if any other matter is properly presented at the annual meeting, your proxy will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using his or her discretion. If any director nominee becomes unavailable for election for any reason prior to the vote at the annual meeting, the board of directors may reduce the number of directors to be elected or substitute another person as a nominee, in which case your proxy will vote for the substitute nominee.

Q:    Can I change or revoke my vote?
A:    Yes. If you hold your shares directly, you can change your vote after you have voted by:

•	going to the website listed on the proxy card, following the instructions provided, and submitting your change no later than 11:00 p.m. Central Time on the day before the annual meeting;

•	submitting a properly executed proxy prior to the annual meeting bearing a later date than your previous proxy;

•	notifying our corporate secretary, in writing, of the revocation of your proxy before the annual meeting; or

•	voting in person at the annual meeting, but simply attending the annual meeting will not, in and of itself, revoke your proxy.
If you voted through your broker, please contact your broker to change or revoke your vote.
Q:    What vote is required to elect a nominee for director to the board of directors?

A:
In the election of directors, if a quorum is present, directors are elected by a plurality of the votes cast at the annual meeting. For purposes of the election of directors, failures to vote, abstentions, and broker non-votes will have no effect on the result of the vote.

Q:    How are votes counted?

A:	Votes will be counted at the annual meeting by the inspector of election appointed by the board of directors for the annual meeting.
Q:    Who will pay for this proxy solicitation, and how will we solicit proxies?

A:
We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies other than by use of the mail and our website, but certain of our directors, officers, and other employees, without additional compensation, may solicit proxies personally or by telephone or email on our behalf.

Q:    How can I determine the results of the voting at the annual meeting?

A:
Preliminary voting results will be announced at the annual meeting. Within four business days after the conclusion of the annual meeting, we will file a current report on Form 8-K with the Securities and Exchange Commission (“SEC”) that announces the final voting results.

Q:    Who can help answer any questions I may have?

A:
FB Financial shareholders who have questions about the matters to be voted on at the annual meeting or how to submit a proxy, or who desire to request physical copies of this proxy statement or proxy cards should contact our Investor Relations department at FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 or by phone at (615) 564-1212.

Internet Availability of Proxy Materials
In an effort to lower the cost of the annual meeting and conserve natural resources, beginning this year, we are furnishing our proxy materials to our shareholders by internet in accordance with the “notice and access” e-proxy rules rather than mailing printed copies of those materials to each shareholder. Only shareholders of record at the close of business on March 2, 2020 will be entitled to notice of and to vote at the annual meeting.
On or about March 17, 2020, we expect to send our shareholders a Notice of Internet Availability of Proxy Materials (the “notice”) containing instructions regarding how to access our proxy materials, including this proxy statement, a proxy card and our annual report to shareholders for the year ended December 31, 2019. The notice also contains instructions regarding how to give your proxy authorization to vote your shares. This process is designed to expedite shareholders’ receipt of our proxy materials.
If you received a notice by mail, you will not receive a printed copy of our proxy materials. If, however, you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the notice. If you elect to receive a printed copy of our proxy materials, you will continue to receive these materials by mail until you elect otherwise.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our amended and restated bylaws (the “bylaws”) provide that our board of directors shall consist of between one and 15 members. The exact number of directors will be fixed from time to time by resolution of the board, subject to the terms of the shareholder’s agreement between the Company and James W. Ayers. See “Corporate Governance − Shareholder’s Agreement and Board Designation Rights.” The board of directors currently consists of 10 members: William F. Andrews, James W. Ayers, J. Jonathan Ayers, William F. Carpenter III, Agenia W. Clark, James L. Exum, Christopher T. Holmes, Orrin H. Ingram, Raja J. Jubran, and Emily J. Reynolds. Our board of directors also serves as the board of directors of our wholly owned subsidiary, FirstBank.
The FB Financial board of directors currently consists of one class of directors, and our directors are elected annually by our shareholders at our annual meetings of shareholders. Accordingly, at the annual meeting, 10 persons will be elected to serve on our board until the 2021 annual meeting and until their successors have been duly elected and qualified, or until earlier death, resignation, or removal in accordance with the bylaws. All nominees named in this proxy statement have consented to serve as directors, if elected. As of the date of this proxy statement, the board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director, if elected.
The board of directors believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment, and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes, and skills that led the board of directors to conclude that each nominee should serve on the board of directors.
Director Nominees
William (Bill) F. Andrews
Age: 88
Mr. Andrews has served as a director of the Company since April 2017 and currently serves as the chair of the Audit Committee. He is the former president of Massey Investment Co. and served as a principal of Kohlberg & Company. During his long business career, Mr. Andrews has been chairman of seven public companies and seven private companies, including CoreCivic, Inc. (formerly Corrections Corporation of America), Katy Industries, Amdura Corporation, Scoville Inc., and Singer Sewing Co. He has served on 20 public company boards and 16 private company boards since his career began after a three-year tour in the U.S. Air Force, where he served as a captain, pilot and squadron commander. Currently, he is on the board of Harpeth Capital, a private investment banking firm in Nashville.
Mr. Andrews’ service in executive offices for a variety of companies, together with various board affiliations, has given him leadership experience, financial understanding and business insight that is beneficial to our board.
James (Jim) W. Ayers
Age: 76
Mr. Ayers, who serves as Executive Chairman of the board of both the Company and FirstBank, has led FirstBank since its modern inception in 1984 when he, along with an associate, acquired Farmers State Bank in Scotts Hill, Tennessee. He has served as Chairman of the board of directors since the formation of the Company in 1984 and as our Executive Chairman since April 2016. He has spent his career in business, founding and growing a number of successful ventures in both the health care and real estate markets. In addition to his service on the board of directors and as our Executive Chairman, Mr. Ayers has, since 2010, served as the Chairman of Community Care, Inc., which develops and manages surgery centers, and The Ayers Foundation, which strives to improve the quality of life of Tennesseans by offering financial support for college scholarships, medical research and services, and continuing education for teachers. He is also the Chairman and President of Ayers Asset Management, Inc., a family-owned private investment company. Mr. Ayers’ son, Jonathan, also serves on the board of directors and is a nominee for reelection to the board at this annual meeting.
Mr. Ayers brings an extensive knowledge of our business and our markets gained from his long career leading FirstBank and growing our franchise into what it is today. In addition, Mr. Ayers provides our board with valuable strategic insight and business management skills gained over the course of his business career owning and leading numerous successful businesses.
J. Jonathan (Jon) Ayers
Age: 48
Mr. Jonathan Ayers began his career at FirstBank and has over 25 years of experience in areas spanning financial analysis and investment, commercial lending, branch office management, and personal banking. He has served as a director of FirstBank since 2000 and of the Company since 2017, and currently serves on the FirstBank board of directors' Trust Committee. Mr. Ayers is a private investor and entrepreneur. He serves as Executive Vice President of Ayers Asset Management, Inc., a family-owned private investment company, overseeing investments of the Ayers family. In 2016 he created Ayers Real Estate Services, LLC, a company that focuses on commercial real estate investment and management, and of which he serves as President. Mr. Ayers has served in various executive roles for Group Data Services, Inc. and Pro-Accura, private technology companies, and First Financial Investors Management, LLC, a private equity fund focused on investments in the financial services industry. Mr. Ayers’ father, James W. Ayers, is our Executive Chairman and is also a nominee for reelection to the board at this annual meeting.
We believe Mr. Ayer’s extensive knowledge and broad experience as an executive at companies in various industries qualifies him to serve as a member of our board.
William (Bill) F. Carpenter III
Age: 65
Mr. Carpenter has served as a director of the Company since January 2020, and currently serves on the Audit Committee. He is an accomplished health care executive who most recently served as Chairman and Chief Executive Officer for LifePoint Health, a role from which he retired in November 2018. Prior to joining LifePoint as a founding employee in 1999, Mr. Carpenter was a partner at the law firm of Waller Lansden Dortch & Davis, LLP, where his practice consisted primarily of corporate finance transactions, mergers and acquisitions, and health care regulatory matters. While at Waller Lansden Dortch & Davis, he also served as head of the firm’s health law group.
In addition, Mr. Carpenter has served on the boards of directors of many community organizations, including NashvilleHealth, the Center for Medical Interoperability, United Way of Nashville, Nashville Public Radio and Montgomery Bell Academy. He received his Bachelor of Arts degree and his Doctor of Jurisprudence degree from Vanderbilt University.
Mr. Carpenter’s service as chief executive officer and chairman of LifePoint Health has given him leadership experience, business acumen, and financial literacy that is beneficial to our board and the Company. Furthermore, his legal and corporate governance experience, as well as his knowledge of the Nashville community, make him a valuable addition to our board.
Agenia W. Clark
Age: 60
Ms. Clark has served as a director of the Company since April 2017, and currently chairs both the Compensation Committee and the FirstBank board of directors' Compliance Oversight Committee. Additionally, she serves on the Nominating and Corporate Governance Committee. Ms. Clark has been the President and CEO of the Girl Scout Council of Middle Tennessee, an organization that serves more than 14,000 girls and 7,000 volunteers in 39 counties throughout Middle Tennessee, since April 2004. Prior to her tenure with the Girl Scout Council, she was the Vice President of Human Resources for the Tennessee Education Lottery Corporation, a Senior Director of Human Resources at Vanderbilt University from June 2003 to January 2004, and worked in governmental relations, marketing, business ethics, and human resources at Nortel Networks, an international telecommunications company from June 1989 to March 2003. Ms. Clark has served as a member of the Tennessee Board of Regents and serves on the Advisory Council to the College of Business at the University of Tennessee, Knoxville. She is currently a member of the board of directors of The Ayers Foundation, the Healthy Tennessee Foundation, a member of Nashville’s Agenda and a Trustee of Simmons University in Boston, Massachusetts. Additionally, she is a member of the Women Corporate Directors and the International Women’s Forum, advisory council for the Jack Massey School of Business at Belmont University and an Advisory Council Emeritus for the College of Business at the University of Tennessee, Knoxville.

From 2006 to 2016, Ms. Clark served as a member of the board of Avenue Financial Holdings, Inc., the publicly held holding company for Avenue Bank (which was acquired by an unrelated bank in 2016).
We believe that Ms. Clark’s service on the board of a publicly held bank holding company and her business experience in the Nashville community, currently a major focus of our business, qualifies her to serve as a member of our board.
James (Jimmy) L. Exum
Age: 77
Mr. Exum has served as a director of the Company since 2017 and a director of FirstBank since 1999. Additionally, he serves as the chair of the Nominating and Corporate Governance Committee. Mr. Exum has a long career at Murray Guard, Inc., a privately-held security contractor founded in Tennessee, serving as the Executive Vice President from 2003 to 2011, Senior Vice President from 2011 to 2017, and currently as the Executive Vice President Emeritus. He also serves on Murray Guard, Inc.’s board of directors, a directorship he has held since 1987. In 1983, he co-founded TotalREACH, Inc., a division of Murray Guard, Inc. specializing in cable advertising sales and production and worked with that company until 2003. He has substantial civic leadership in the city of Jackson, Tennessee, an important metropolitan statistical area for FirstBank, as he currently serves on the board of Carnegie Museum. Mr. Exum is currently the Chairman of Jackson Amphitheater, and the Jackson Convention and Visitors Bureau.
We believe that Mr. Exum’s deep ties to the Tennessee community as well as with his skills gained from serving on various corporate and civic boards and the business knowledge acquired over his long career make him a valuable member of our board of directors.
Christopher (Chris) T. Holmes
Age: 55
Mr. Holmes, President and Chief Executive Officer of both the Company and FirstBank, has served as a member of our board since he joined FirstBank in 2010 as our Chief Banking Officer. He was named President of the Company and FirstBank in 2012 and Chief Executive Officer in 2013, succeeding our former CEO, Douglas Cruickshanks, Jr., who had served in that role for over a decade. As President and Chief Executive Officer, Mr. Holmes is responsible for leading and managing all facets of the bank’s operations, including establishing its long-term goals, strategies, and corporate vision. Mr. Holmes has spent 27 years in the banking industry, and prior to his time at FirstBank, he served as the Director of Corporate Financial Services and the Chief Retail Banking Officer for the Greenville, South Carolina based The South Financial Group, a publicly traded bank holding company. Mr. Holmes’ responsibilities at The South Financial Group included mortgage, insurance, the SBA division, retail strategy, retail sales, and oversight at the 180-branch network. Previously, he worked for 20 years in the Memphis-area market, first with Ernst & Young and then in several management positions for the holding companies for National Bank of Commerce (which was acquired by SunTrust) and Trustmark National Bank. He holds his certified public accountant certification (inactive).
Mr. Holmes’ leadership, together with the skills and knowledge of the banking industry and FirstBank gained during his tenure with us, have been instrumental to our recent growth and success. In addition, Mr. Holmes brings to our board of directors and company a unique blend of banking experience in both community and metropolitan markets that is extremely valuable to us as we look to grow our franchise in both markets.
Orrin H. Ingram
Age: 59
Mr. Ingram has served as a director of the Company since 2006 and currently serves as a member of the Compensation Committee and Audit Committee. He has served as the President and Chief Executive Officer of Ingram Industries, Inc., a diversified holding company, and as the Chairman and Chief Executive Officer of Ingram Marine, a leading U.S. marine transportation company, since 1999. He has also served as the Chairman of the Board of Overseers at the Vanderbilt-Ingram Cancer Center since 1999. He has substantial civic leadership in the city of Nashville area having served on the board of directors for the Nashville Area Chamber of Commerce, the Boys & Girls Clubs of Middle Tennessee, the Middle Tennessee Council of Boy Scouts of America and the Nashville Public Education Foundation.
Mr. Ingram’s service as Chief Executive Officer of Ingram Industries and as Chairman and Chief Executive Officer of Ingram Barge, together with various board affiliations, including serving on the board of Coca-Cola European Partners, PLC, has given him leadership experience, business acumen, and financial literacy that is beneficial to our board. In addition, he brings us an extensive knowledge of the Tennessee and Nashville business communities.
Raja J. Jubran
Age: 61

Mr. Jubran has served as a director since 2018, and currently serves as a member of the Compensation Committee and Audit Committee. Mr. Jubran founded Denark Construction, Inc., a construction services company, in 1985 and has served as its Chief Executive Officer from founding to the present. Mr. Jubran was formerly a member of the board of directors of Clayton HC, Inc., the principal owner of Clayton Bank and Trust and American City Bank, banks acquired by the Company in 2017. From 2012 to 2018, Mr. Jubran served as the Vice Chairman of the Board of Trustees for the University of Tennessee, and, in that role, acted as chairman of the Executive and Compensation Committees and as an ex officio member of all other board committees. Mr. Jubran was appointed to the board in 2019.
Mr. Jubran’s service as Chief Executive Officer of Denark Construction, Inc., together with various board affiliations, has given him leadership and business experience, as well as financial literacy, that is beneficial to our board of directors. Furthermore, his prior banking experience on the board of directors of Clayton HC, Inc. provides a valuable industry perspective and knowledge that is beneficial to the board of directors.
Emily J. Reynolds
Age: 62
Ms. Reynolds has served as a director of the Company since 2012, and currently is a member of the Nominating and Corporate Governance Committee, in addition to the FirstBank Trust Committee and Compliance Oversight Committee. She has had an extensive career in public service and politics since 1980. In 2003, she was elected by the United States Senate to serve as the 31st Secretary of the Senate, a post in which she managed the Senate’s legislative, financial, and administrative operations for the 108th and 109th Congresses. In 2012, she was named to the Nashville Public Education Foundation’s Public Schools Hall of Fame. Currently, she serves as the Vice-Chair of the Tennessee Board of Regents, a position she has held since July 2013, and she has served on the board of BlueCross BlueShield of Tennessee, a position she has held since 2007, currently serving as the chair of its compensation committee. She also previously served as Senior Vice President of Government Relations for the Tennessee Valley Authority from 2007 until 2013 and as the former board chair of the Ladies Hermitage Association (now the Andrew Jackson Foundation). In 2017, Ms. Reynolds was appointed to the Davidson County Election Commission and is currently serving as its chair. She is an active member of the Tennessee chapter of Women Corporate Directors, a graduate of Leadership Tennessee and a member of the 2020 Leadership Nashville class.
Ms. Reynolds’ extensive career in public service, policy and government as well as her involvement in private boards has given her a varied set of leadership, communication, and organizational skills that qualify her to serve on our board of directors. Additionally, Ms. Reynolds’ impressive and diverse experiences give her a unique perspective which we believe is beneficial to our board of directors.
Required Vote: In the election of directors, if a quorum is present, directors are elected by a plurality of the votes cast at the annual meeting.
Recommendation: The board recommends that you vote “FOR” each of the 10 nominees listed above for election as a director.
CORPORATE GOVERNANCE
Overview
We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company. To that end, we regularly review our corporate governance policies and practices and compare them to the practices of other peer financial institutions and public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our board of directors determines that it would benefit us and our shareholders.
In this section, we describe the roles and responsibilities of our board and its committees and describe our corporate governance policies, procedures and related-documents. The charters of the audit, nominating and corporate governance, and compensation committees of our board, our Corporate Governance Guidelines and Code of Business Conduct and Ethics and our Related Person Transactions Policy can be accessed electronically under the “Corporate Governance” link on the Investor Relations page of our website at https://investors.firstbankonline.com. We will also provide a copy of the committee charters, our Corporate Governance Guidelines, and our Code of Business Conduct

and Ethics without charge upon written request sent to our General Counsel at FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201. Information that is presented or hyperlinked on our website is not incorporated by reference into this proxy statement.
Board Composition
The board of directors currently consists of 10 directors: William F. Andrews, James W. Ayers, J. Jonathan Ayers, William F. Carpenter III, Agenia W. Clark, James L. Exum, Christopher T. Holmes, Orrin H. Ingram, Raja J. Jubran, and Emily J. Reynolds. Our board of directors also serves as the board of directors of our wholly owned subsidiary, FirstBank. At the annual meeting, 10 persons will be elected to serve on our board until the 2021 annual meeting of shareholders and until their successors have been duly elected and qualified or their earlier death, resignation, or removal in accordance with the bylaws. See “Proposal No. 1 - Election of Directors” for more information regarding the composition of our board.
Board Leadership Structure
Although the roles of our Chief Executive Officer and Executive Chairman of our board are currently separated, we do not have a policy regarding the separation of these roles, as our board believes that it is in the best interests of the Company and our shareholders to make that determination from time to time based upon the position and direction of the Company and the membership of our board of directors. Mr. Ayers serves as our Executive Chairman, and Mr. Holmes serves as our President and Chief Executive Officer. Mr. Holmes also serves as a member of our board.
Our board of directors has determined that our bifurcated leadership structure is appropriate for the Company and our shareholders. In particular, our board believes that this structure clarifies the individual roles and responsibilities of Mr. Ayers and Mr. Holmes, streamlines decision-making, and enhances accountability. Additionally, the structure enables Mr. Holmes to focus directly upon identifying and developing corporate priorities, executing our business plan, and providing daily leadership while concurrently ensuring that Mr. Holmes and his intimate knowledge of our Company and of the banking industry generally remain as an invaluable resource to our board of directors. This structure also assists Mr. Ayers in fulfilling his duties of overseeing the implementation of our strategic initiatives, analyzing acquisitions and strategic initiatives, facilitating the flow of information between the board of directors and management, and fostering executive officer accountability.
Shareholder’s Agreement and Board Designation Rights
As of March 2, 2020, James W. Ayers owns approximately 44% of our common stock. In connection with our initial public offering, we entered into a shareholder’s agreement with Mr. Ayers, in his capacity as our then-sole shareholder. The shareholder’s agreement provides that our board of directors will consist of between five and 13 members (unless otherwise agreed by Mr. Ayers and the Company). Additionally, Mr. Ayers has the right under the shareholder's agreement to designate up to 40% of our directors and at least one member of the nominating and corporate governance committee, and one member of the compensation committee. Mr. Ayers’ director designation rights decrease as his percentage ownership of our common stock decreases, in each case rounded up to the nearest whole number of directors, and as set forth in the below table.

Ownership Percentage	Percentage of Directors Designated
More than 40% but less than or equal to 50%	40%

More than 30% but less than or equal to 40%	30%

More than 20% but less than or equal to 30%	20%

More than or equal to 5%, but less than or equal to 20%	10%
In addition, the shareholder’s agreement also provides that our Chief Executive Officer shall serve as a member of the board of directors.
If at any time a designee of Mr. Ayers ceases to serve on our board, Mr. Ayers has the right to designate or nominate a successor to fill such vacancy, or, if he loses his right to designate or nominate any successor directors pursuant to the terms of the shareholder’s agreement, these positions will be filled in accordance with our amended and restated charter (the “charter”) and the bylaws. All other directorships will be filled in accordance with the charter and bylaws.

The shareholder’s agreement will terminate upon the earlier of Mr. Ayers’ death or permanent disability or when Mr. Ayers holds less than 5% of our outstanding shares of common stock.
Mr. Ayers has designated himself, Mr. J. Jonathan Ayers, Ms. Clark (Compensation Committee appointee) and Ms. Reynolds (Nominating and Corporate Governance Committee appointee) as directors pursuant to the shareholder’s agreement.
Director Independence
Our Corporate Governance Guidelines require that a majority of the members of the board of directors satisfy the independence requirements of the NYSE and the SEC. Our board has evaluated the independence of its members based upon the rules of the NYSE and the SEC as well as our Corporate Governance Guidelines. Applying these standards, our board has affirmatively determined that, with the exception of Messrs. James W. Ayers, J. Jonathan Ayers, and Christopher T. Holmes, each of our current directors is an independent director.
Board’s Role in Risk Management and Oversight
The board of directors has an active role, as a whole and at the committee level, in the Company’s risk oversight process. The board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, credit, legal, regulatory, strategic, and compliance reputational risks. At the committee level, (i) the Audit Committee oversees management of accounting and financial risks; and (ii) the Compensation Committee oversees the management of risks relating to the Company’s executive compensation program as well as compensation matters involving all employees and the Company’s directors. Additionally, the Chief Risk Officer and Director of Internal Audit monitors risks associated with the Company’s operational risks, and reports to management while also retaining independent access to both our board of directors and FirstBank board of directors.
Although each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire board of directors is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. In addition, appropriate committees of the board receive reports from senior management within the organization to enable the board to understand risk identification, risk management, and risk mitigation strategies. When a committee receives such a report, the chair of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board of directors meeting. This enables the board and its committees to coordinate the risk oversight role.
The Company's Insider Trading Policy prohibits members of the board of directors, officers (as defined in SEC Rule 16a-1(f)) and certain designated employees who have access to material non-public information about the Company from entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Meetings of the Board of Directors and Committees
Our board of directors meets at least quarterly, and the FirstBank board of directors meets quarterly. Our board held 10 meetings during 2019. During 2019, no director attended fewer than 75% of the aggregate total number of meetings of the board held during the period in which he or she was a director and of the total number of meetings held by all of the committees of the board on which he or she served. We expect, but do not require, our directors to attend our annual meetings of shareholders. Eight of our directors attended the 2019 annual meeting of shareholders.
During 2019, our independent directors meet separately three times after regularly scheduled meetings of the board. The chair of the Audit Committee serves as the chair of these meetings.
The following table shows the membership of our board of directors and each committee in 2019 and as of the date of this proxy statement:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Trust Committee	Compliance Oversight Committee
William F. Andrews*	Chair
J. Jonathan Ayers				X
James W. Ayers
William F. Carpenter III* (1)	X
Agenia W. Clark*		Chair	X		Chair
James L. Exum*			Chair	X
Christopher T. Holmes
Orrin H. Ingram*	X	X
Raja J. Jubran*	X	X
Emily J. Reynolds*			X	X	X
Number of Meetings in 2019	8	5	5	4	9
* Independent Director
(1) On January 30, 2020, the board of directors increased the size of the board to 10 members and appointed William F. Carpenter III to fill the vacancy created by such increase.

Committees of the Board
Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees are currently the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee. Each committee of the board operates under a written charter. Our board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.
Audit Committee. The Audit Committee, among other things, assists the board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. The Audit Committee also oversees the performance of our internal audit function.
The Audit Committee consists of Messrs. Andrews, Carpenter, Ingram and Jubran, with Mr. Andrews serving as the chair of this committee. The board of directors has determined that Messrs. Andrews, Carpenter and Ingram qualify as an “audit committee financial expert,” as such term is defined in the rules of the SEC, and that each of the members of the Audit Committee is independent under the applicable SEC and NYSE rules and have the ability to read and understand financial statements.
Compensation Committee. The Compensation Committee, among other things, determines the Company’s total compensation strategy and annually reviews and approves the compensation of the chief executive officer and other executive officers.
The Compensation Committee consists of Ms. Clark, Mr. Ingram and Mr. Jubran, with Ms. Clark serving as the chair of this committee. The board of directors has determined that each of the members of the Compensation Committee is independent under applicable SEC and NYSE rules.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, among other things, seeks, evaluates, and nominates candidates for members of the board of directors, as well as reviews and evaluates the Company’s corporate governance principles and policies.
The Nomination and Corporate Governance Committee is comprised of Mr. Exum, Ms. Clark, and Ms. Reynolds, with Mr. Exum serving as the chair of this committee. The board of directors has determined that each member is independent under applicable SEC and NYSE rules.
Bank Committees. Additionally, FirstBank maintains two board committees: the Trust Committee and the Compliance Oversight Committee. Mr. J. Jonathan Ayers, Mr. Exum, and Ms. Reynolds serve on the FirstBank Trust Committee. The Compliance Oversight Committee is comprised of Ms. Clark and Ms. Reynolds, with Ms. Clark serving as the chair.

Director Nomination Process
Our board believes that its directors should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. They should have broad experience at the policy-making level in business, government or civic organizations. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our board also considers the candidate’s independence, character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of our board. Although we do not have a written policy with regards to diversity, our board believes that diversity is an important attribute of the members who comprise our board and that the members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. Our board’s priority in selecting board members is the identification of persons who will further the interests of our shareholders through professional and personal experiences and expertise relevant to our business.
Shareholder Nominations to the Board of Directors
Our Corporate Governance Guidelines provide that our board of directors will consider shareholders recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the board will, nominate the recommended candidate. Director nominations by a shareholder or group of shareholders for consideration by our shareholders at any annual meeting of shareholders, or at a special meeting of our shareholders that includes on its agenda the election of one or more directors, may only be made pursuant to Article I, Section 10 of our bylaws or as otherwise provided by applicable law. Nominations pursuant to our bylaws are made by delivering to our Corporate Secretary, within the time frame described in our bylaws, all of the materials and information that our bylaws require for director nominations by shareholders. All notices of intent to make a nomination for election as a director shall be accompanied by the questionnaire, written representation, and agreement of each nominee to serve as a director, pursuant to Article I, Section 11 of our bylaws.
Shareholders wishing to recommend or nominate a director must provide a written notice to our Corporate Secretary that includes, among other information required to be provided by our bylaws, (a) the name, age, business address and residence address of the nominee(s), (b) the principal occupation or employment of the nominee(s), (c) the class or series and number of shares of common stock which are owned beneficially or of record by the nominee(s), (d) a description of all agreements, arrangements or understandings between or among the shareholder and the nominee(s) in connection with the nomination of such person for election as director, and (e) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the shareholder and respective affiliates and associates and each proposed nominee, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in Article I, Section 10 of our bylaws and any nominee proposed by a shareholder not nominated in accordance with Article I, Section 10 shall not be considered or acted upon for election at such meeting. Shareholders’ notices for any proposals requested to be included in our proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including director nominations), must be made in accordance with that rule.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that is designed to ensure that our directors, executive officers, and employees meet the highest standards of ethical conduct. The Code of Business Conduct and Ethics requires that our directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interests. Our Code of Business Conduct and Ethics is available on our website at https://investors.firstbankonline.com/ under “Corporate Governance.”
Corporate Governance Guidelines
We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our board has adopted corporate governance guidelines which set forth the framework within which our board, assisted by its committees, direct the affairs of our Company.

In particular, our corporate governance guidelines govern certain activities, including:

•	director qualification, independence, and selection, as well as shareholder recommendations for director candidates;

•	director responsibilities and board committees;

•	director meetings;

•	management succession and review;

•	director evaluations; and

•	director access to management and independent advisors.
Communications with the Board
We have established procedures for shareholders or other interested parties to communicate directly with our board of directors or with a committee of the board of directors. Such parties may contact our board of directors, a committee, or a specific director by sending written correspondence by mail to:
Board of Directors
c/o General Counsel and Corporate Secretary
FB Financial Corporation
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
The General Counsel is responsible for reviewing all communications addressed to our board of directors, any committee, or any specific director to determine whether such communications require board, committee, or personal review, response, or action. Generally, the General Counsel will not forward to the board, any committee, or any specific director any communications relating to Company products and services, solicitations, or otherwise improper or irrelevant topics. If, however, the General Counsel determines that a communication relates to corporate governance or otherwise requires review, response, or action by the board of directors, any committee, or any specific director, then the General Counsel will promptly send a copy of such communication to each director serving on the board of directors, to the applicable committee, or to the applicable director.
Independent Compensation Consultant
To facilitate the fulfillment of its duties, the Compensation Committee has sole authority to retain outside advisors, including compensation consultants, to assist the Compensation Committee with executive compensation matters. The Compensation Committee has sole authority to approve the fees and retention terms of any such advisors or consultants. During 2019, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to review of the Company’s executive compensation program for 2019. Pearl Meyer also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, and relevant legal and regulatory requirements. Additionally, the Nominating and Corporate Governance Committee engaged Pearl Meyer to provide advice and information on director compensation, including director pay components and prevailing market practices. The Company paid Pearl Meyer approximately $199,000 for its services in 2019.
The Compensation Committee considered whether there were any conflicts of interest created by its engagement of Pearl Meyer to provide compensation consulting services. Its consideration focused on (i) the fact that Pearl Meyer does not provide any services to the Company other than compensation consulting services, (ii) the conflicts of interest policies and procedures of the Company and of Pearl Meyer, (iii) any relationships between Pearl Meyer and members of our board of directors, (iv) our common stock that is owned by Pearl Meyer and its employees, and (v) the lack of any relationships between Pearl Meyer and any of our executive officers. Based on this assessment, the Compensation Committee concluded that no conflicts of interest existed with respect to Pearl Meyer or its engagement by the Compensation Committee.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee (i) is or has ever been an officer or employee of FB Financial or FirstBank, (ii) was, during the last completed fiscal year, a participant in any related person transaction requiring disclosure under “Certain Relationships and Related Person Transactions,” except with respect to loans made to such committee members in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, or (iii) had, during the last completed fiscal year, any other interlocking relationship requiring disclosure under applicable SEC rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Loans to Officers, Directors and Affiliates
We offer loans in the ordinary course of business to our insiders, including executive officers and directors, their affiliates, related interests, and immediate family members, and other employees. Applicable law and our written credit policies require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non-insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our normal lending guidelines, except that non-insider employees and other non-insiders may receive preferential interest rates and fees as an employee benefit. Loans to individual employees, directors, and executive officers must also comply with FirstBank’s statutory lending limits. All extensions of credit to related parties must be reviewed and approved by the bank’s board of directors, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.
We have made loans to directors and executive officers. All loans made to our directors, executive officers, and their affiliates (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us; and (iii) did not involve more than a normal risk of collectability or did not present other features unfavorable to the Company.
Related Person Transaction Policy
Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act, which govern certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors, and principal shareholders. We have adopted policies to comply with these regulatory requirements and restrictions.
We have adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and the NYSE concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, 5% shareholders, the immediate family members of these persons, and any entity in which any of these persons is an executive officer, general partner, or has a 5% or greater interest. All potential related person transactions will be submitted to the Audit Committee for review. In determining whether to approve a related person transaction, the Audit Committee will consider all of the relevant and material facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is an executive officer, general partner, or 5% or more shareholder; the availability of other sources for comparable products or services; the terms of the transaction; and whether the terms are comparable to the terms available to unrelated third parties or to employees generally.  After its review, the Audit Committee will only approve or ratify related person transactions that are (i) in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and (iii) approved or ratified by a majority of the disinterested members of the Audit Committee.

Related Person Transactions
The following is a description of transactions during the fiscal year ended December 31, 2019 in which we have participated and in which one or more of our directors, executive officers, or their immediate family members or entities affiliated with them, had a direct or indirect material interest.
Initial Public Offering
We entered into the following agreements with Mr. James W. Ayers, our largest shareholder and Executive Chairman, in connection with our initial public offering (“IPO”) in 2016, and these agreements continue in effect. Prior to our IPO, Mr. Ayers was our only shareholder. These transactions did not require review under our Related Person Transaction Policy as such policy was not effective until our IPO. However, all of these transactions were approved by our board of directors.
Shareholder’s Agreement
In connection with our IPO, we entered into the shareholder’s agreement with Mr. Ayers. See “Corporate Governance - Shareholder’s Agreement and Board Designation Rights.”
Registration Rights Agreement
In connection with our IPO, we entered into a registration rights agreement with Mr. Ayers. The agreement provides Mr. Ayers with certain demand and piggyback registration rights in respect of any registrable shares of our common stock held by him, subject to various conditions and limitations as set forth in the agreement.
Tax Sharing Agreement
Prior to our IPO, we were treated as an S Corporation for U.S. federal income tax purposes. Because we were an S Corporation, Mr. Ayers, our sole shareholder prior to the IPO, as an individual had been taxed on our income. Therefore Mr. Ayers had previously received certain distributions (“tax distributions”) from us that were generally intended to equal the amount of tax Mr. Ayers had been required to pay with respect to our income. In connection with our IPO, our S Corporation status was terminated, and we became subject to federal and increased state income taxes. In the event of an adjustment to our reported taxable income for periods prior to termination of our S Corporation status, it is possible that Mr. Ayers would be liable for additional income taxes for those prior periods. Therefore, we entered into a tax sharing agreement with Mr. Ayers in connection with our IPO. Pursuant to this tax sharing agreement, upon our filing any tax return (amended or otherwise), in the event of any restatement of our taxable income or pursuant to a determination by, or a settlement with, a taxing authority, for any period during which we were an S Corporation, depending on the nature of the adjustment, we may be required to make a payment to Mr. Ayers in an amount equal to Mr. Ayers’ incremental tax liability, which amount may be material. In addition, we agreed to indemnify Mr. Ayers with respect to unpaid income tax liabilities to the extent that such unpaid income tax liabilities are attributable to an adjustment to our taxable income for any period after our S Corporation status terminates. In both cases, the amount of the payment will be based on the assumption that Mr. Ayers is taxed at the highest rate applicable to individuals for the relevant periods. We also agreed to indemnify Mr. Ayers for any interest, penalties, losses, costs or expenses arising out of any claim under the agreement. However, Mr. Ayers also agreed to indemnify us with respect to our unpaid tax liabilities (including interest and penalties) to the extent that such unpaid tax liabilities are attributable to a decrease in the shareholder’s taxable income for any for tax period and a corresponding increase in the Company’s taxable income for any period.
No payments were made by us to Mr. Ayers or by Mr. Ayers to the Company in 2019 pursuant to the tax sharing agreement, and we are not aware of any events that would reasonably be expected to result in payments under the tax sharing agreement in future periods.
Other transactions
In May 2016, we entered into an agreement with Hawker Aviation Services (“Hawker”), a company owned by Mr. James W. Ayers and Mr. J. Jonathan Ayers, pursuant to which we have the right to use, from time to time, an aircraft leased and operated by Hawker. Hawker bills us for our usage of the aircraft based on hours of use and certain operating costs. During the year ended December 31, 2019, we paid Hawker approximately $170,000 under the aviation timesharing agreement for the use of the aircraft. On January 9, 2020, the lease with Hawker was terminated and we entered into a substantially similar agreement with Focus Aviation Services (“Focus”), a company owned by Mr. James W. Ayers and Mr. J. Jonathan Ayers.
FirstBank leases various office spaces from entities owned by Mr. J. Jonathan Ayers and Mr. James W. Ayers. The aggregate amount paid by the bank for the aforementioned leases was approximately $509,000 for the year ended December 31, 2019.

STOCK OWNERSHIP MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Copies of Section 16(a) reports can be accessed electronically under the “Stock and Filings” link on our website at https://investors.firstbankonline.com/.
To our knowledge, based solely on our review of the copies of such forms received by us and written representations from our directors and officers, we believe that all Section 16(a) filing requirements applicable to our officers, directors, and 10% beneficial owners have been complied with for the fiscal year ended December 31, 2019, with the following exceptions:  (i) on July 9, 2019, William F. Andrews reported a May 17, 2019 grant of restricted stock units; and (ii) on February 4, 2019, Raja J. Jubran reported a January 18, 2019 grant of RSUs.
Security Ownership of Management and Certain Beneficial Owners
The following table sets forth certain information with respect to the beneficial ownership of our shares of common stock as of February 15, 2020 for:

•	each of our named executive officers (“NEOs”);

•	each of our directors;

•	each of our director nominees;

•	all of our executive officers and directors as a group; and

•	each shareholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares of common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the securities. Beneficial ownership additionally includes equity awards that may vest within 60 days of February 15, 2020. Percentage of ownership is based on 31,035,182 shares of common stock issued and outstanding on February 15, 2020. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our shares of common stock shown as beneficially owned by the beneficial owner.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
William F. Andrews	13,491	*
J. Jonathan Ayers	8,000	*
James W. Ayers	13,520,383	43.6%
William F. Carpenter III	—
Agenia Clark	1,741	*
James L. Exum	3,509	*
James R. Gordon	16,242	*
Christopher T. Holmes	360,997	1.2%
Orrin H. Ingram	60,959	*
Wilburn J. Evans	20,545	*
Raja J. Jubran	3,129	*
Emily J. Reynolds	7,529	*

All directors and executive officers as a group (12 persons)	14,016,525	45.2%

Shareholders Owning More Than 5%
T. Rowe Price Associates, Inc. (1)	3,954,898	12.7%
RMB Capital Holdings, LLC. (2)	1,693,543	5.46%

* Individual held less than 1% as of February 15, 2020.
(1) Unless otherwise noted, the address for each shareholder listed in the table above is: c/o FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201.
(2) Based solely on information provided in that certain Schedule 13G/A filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reports sole voting power with respect to 902,554 shares and sole dispositive power with respect to 3,954,898 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(3) Based solely on information provided in that certain Schedule 13G/A jointly filed with the SEC on February 14, 2020, RMB Capital Holdings, LLC and RMB Capital Management, LLC each report shared voting and dispositive power with respect to 1,693,543 shares; Iron Road Capital Partners LLC reports shared voting and dispositive power with respect to 21,685 shares; RMB Mendon Managers, LLC reports shared voting and dispositive power with respect to 544,641 shares; and Mendon Capital Advisors Corp. reports shared voting and dispositive power with respect to 1,127,217 shares. The address of each of the reporting persons is 115 S. LaSalle Street, 34th Floor, Chicago, Illinois 60603.
EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers:

Name	Age	Position
James W. Ayers	76	Executive Chairman of the Board
J. Gregory Bowers	61	Chief Credit Officer
Wilburn J. Evans	60	President of FirstBank Ventures
James R. Gordon	54	Chief Financial Officer
Christopher T. Holmes	56	President, Chief Executive Officer and Director
Timothy L. Johnson	58	Chief Risk Officer
R. Wade Peery	56	Chief Administrative Officer
The following is certain biographical information for our executive officers. For Mr. Ayers and Mr. Holmes, who also serve as directors, please see “Proposal 1 - Election of Directors” for their biographical information.

J. Gregory (Greg) Bowers-Chief Credit Officer. Mr. Bowers serves as an executive officer at the Company and has served as the Chief Credit Officer for FirstBank since 2007.  Mr. Bowers’ experience includes 38 years in the banking industry in various capacities with both national and regional banks where he has held senior management positions in credit administration and policy, underwriting, special assets, and corporate and commercial real estate lending. He graduated from the University of Arkansas where he received both a Bachelor of Business Administration as well as a Master of Business Administration degree.
Wilburn (Wib) J. Evans-President of FirstBank Ventures. Mr. Evans serves as an executive officer of the Company and has served as President of FirstBank Ventures since 2010. He has spent the majority of his career with FirstBank, helping it grow into the third largest bank headquartered in Tennessee. Mr. Evans joined FirstBank in 1987 as Chief Financial Officer before serving as Executive Vice President of FirstBank from 1996-2002 and as Chief Operating Officer of FirstBank from 2002-2010. As President of FirstBank Ventures, Mr. Evans has the overall responsibility for FirstBank’s mortgage banking segment and our specialty lending, brokerage and insurance businesses. In addition to his extensive banking experience, Mr. Evans brings three years of public accounting experience to us.
James R. Gordon-Chief Financial Officer. Mr. Gordon serves as Chief Financial Officer of both the Company and FirstBank. He assumed this position in January 2016. In this capacity, he oversees the accounting, finance, treasury, merger & acquisitions, investor relations, legal and risk management divisions of both the Company and FirstBank. Prior to joining FirstBank, Mr. Gordon was a Partner at Horne LLP, an accounting firm ranked among the top fifty accounting firms in the country, from 2011 to 2016, and served as CFO of The South Financial Group, a publicly traded bank holding company headquartered in Greenville, South Carolina, from 2007 to 2010. In his capacity as CFO of The South Financial Group, his primary responsibilities included overseeing the accounting, financial, investor relations, and related functions as well as the Mortgage, SBA Lending, and Information Technology divisions. Mr. Gordon is a graduate of the University of Mississippi, where he earned a Bachelor of Accountancy in 1987. He also received a diploma from the Barret School of Banking in 1992.
Timothy (Tim) L. Johnson-Chief Risk Officer. Mr. Johnson serves as an executive officer at the Company and also is the Chief Risk Officer for FirstBank, a position he has held since 2013, overseeing the audit, compliance, information security, loan review and risk management departments. He joined FirstBank in 1999 as a member of the Credit and Loan Administration department, before being promoted to Senior Vice President of Loan Administration in 2000, a position he held until being promoted to Chief Risk Officer. Mr. Johnson brings 28 years of experience in financial services to FirstBank, particularly with respect to credit, mortgage, municipal finance, retail banking, commercial lending, consulting and regulatory relations. He is a member of the Risk Management Association. Mr. Johnson provides us with significant experience in risk management and compliance.
R. Wade (Wade) Peery-Chief Administrative Officer. Mr. Peery serves as an executive officer at the Company and has served as the Chief Administrative Officer overseeing the operations, information technology, human resource, marketing and facilities and divisions for FirstBank since 2018. He joined FirstBank in 2012 as Director of Treasury Management before being promoted to Director of Operations and Technology in 2014, a position he held until being promoted to Chief Administrative Officer. Mr. Peery has extensive experience managing a variety of geographic branch groups and business lines across Middle Tennessee. He graduated from Middle Tennessee State University with a Bachelor of Business Administration.
EXECUTIVE COMPENSATION
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a Compensation Discussion and Analysis, as well as exemptions from the requirement to hold a non-binding advisory vote on executive compensation and the requirements to obtain shareholder approval of any golden parachute payments not previously approved. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. As an emerging growth company, we are permitted to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, whom we collectively refer to as our “NEOs.”

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation awarded to or earned during 2018 and 2019, as applicable, by our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Compensation ($)		All Other Compensation ($)(4)	Total ($)
Christopher T. Holmes	2019	477,500	600,031	819,000	(2)	31,938	1,928,469
President and Chief Executive Officer	2018	433,333	1,035,005	600,000	(3)	31,493	2,099,831

James R. Gordon	2019	352,500	170,014	260,000	(2)	10,520	793,034
Chief Financial Officer	2018	338,333	140,028	170,000	(3)	10,402	658,763

Wilburn Evans	2019	245,833	100,016	440,625	(2)	23,490	809,964
President, FB Ventures

(1)
Reflects the grant date fair value of awards of time-based restricted stock units ("RSUs") granted to the NEO during 2019 and 2018 under the FB Financial Corporation 2016 Incentive Plan (the "2016 Incentive Plan"). The grant date fair value was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares on the date of grant. Refer to Note 23, "Stock-Based Compensation" in the notes to the audited financial statements in our Annual Report on From 10-K for the fiscal year ended December 31, 2019 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. The grant fair value of the award paid with respect to 2019 will be reported in the Stock Awards column of the Summary Compensation table in the Company's 2021 proxy statement.

(2)
Earned and awarded under the company’s 2019 incentive plan but paid in March 2020. For 2019, the Compensation Committee established cash incentive award targets for Messrs. Holmes, Gordon and Evans of $728,000, $220,000 and $250,000, respectively. For Messrs. Holmes and Gordon, the cash payout was based solely on the Company’s achievement of a predetermined adjusted earnings per share (“adjusted EPS”) target of $2.80 per share. The company achieved an adjusted EPS of $2.83 per share. For Mr. Evans, the incentive payout was based 50% on the achievement of the predetermined adjusted EPS target and 50% on the earnings contribution of the bank’s mortgage business.

(3) Earned and awarded under the company’s 2018 incentive plan but paid in March 2019.
(4) For 2019, reflects for Mr. Holmes: (i) $5,914 for personal use of company-owned automobile; (ii) $10,503 for reimbursements of club membership dues; (iii) $7,121 for life insurance premiums, in each case determined based upon the aggregate incremental cost to the Company; and (iv) $8,400 for 401(k) matching contribution. For 2019 for Mr Gordon: (i) $1,430 for personal use of company-owned automobile; (ii) $ 8,400 for 401(k) matching contribution; and (iii) $690 for life insurance premiums, in each case determined based upon the aggregate incremental cost to the Company. For 2019 for Mr Evans: (i) $13,800 for automobile allowance and (ii) $ 8,400 for 401(k) matching contribution, and (iii) $1,290 for life insurance premiums, in each case determined based upon the aggregate incremental cost to the Company. For 2018, reflects for Mr. Holmes: (i) $5,619 for personal use of company-owned automobile; (ii) $10,503 for reimbursements of club membership dues; (iii) $7,121 for life insurance premiums, in each case determined based upon the aggregate incremental cost to the Company; and (iv) $8,250 for 401(k) matching contribution. For 2018 for Mr Gordon: (i) $1,462 for personal use of company-owned automobile; (ii) $8,250 for 401(k) matching contribution; and (iii) $690 for life insurance premiums, in each case determined based upon the aggregate incremental cost to the Company.
NARRATIVE TO SUMMARY COMPENSATION TABLE
Overview
General. We compensate our NEOs through a combination of base salary, annual cash incentive awards, long-term equity incentive compensation and other benefits, including perquisites. Each of our NEOs has substantial responsibilities in connection with our daily operations and collectively function as a leadership team responsible for the success of the Company.
Oversight. Our Compensation Committee, which is comprised of independent directors, provides oversight of the company’s executive compensation. Each year, the Compensation Committee reviews the company’s compensation and incentive plans, including the risks associated with these plans. The Compensation Committee engages its own independent advisors and consultants.
Compensation Program. In 2019, the Compensation Committee enhanced the Company’s compensation philosophy to align with our strategic plan and to create a competitive talent advantage, with the following guiding principles:

•	senior executives should maintain high levels of stock ownership to align the interest of management and shareholders; and

•	the company will provide lower fixed compensation coupled with a higher variable compensation, creating a pay-for-performance mentality.
Annual Cash Incentives

•
Annual individual targets for cash bonus awards are based on adjusted earnings per share (“adjusted EPS”). This compensation strategy advances our strategic initiatives of achieving operational excellence through the reduction of non-interest expense and driving balanced loan and deposit growth while maintaining excellent credit quality.

•
For 2019, cash bonus awards for executive officers included performance payout multiples, including a “circuit breaker,” where no cash bonus would be awarded where adjusted EPS fell below $2.61 per share.

Equity Incentives. The Company grants long-term incentive award to align executives’ compensation with our performance, including a mix of:

•	restricted stock units awards, which vest based on the executive’s continued employment with the company over time; and

•
for 2020 and beyond, performance-based awards, which vest after three years, with the final payout level of the award based on the Company’s adjusted return on tangible common equity over the three-year period, measured relative to all peer banks during the same time period.

Sound Equity Compensation Practices. Other features of the Company’s equity incentives include:

•	double-trigger for acceleration of vesting in connection with a change-in-control

•	dividends on unvested restricted stock and performance-based awards are paid only upon vesting

•	performance-based awards include “circuit breaker”

•	all equity awards are subject to clawback provisions

•	executive officers are subject to stock ownership guidelines (described in more detail below)
Section 162(m) of the Code. Section 162(m) of the Internal Revenue Code (the "Code") generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to our NEOs. Section 162(m) of the Code was amended by the Tax Cut and Jobs Act so that the exceptions for payment of “performance-based compensation” or commissions have been eliminated. However, because we recently became a publicly-held corporation in connection with an initial public offering, the $1 million annual deduction limit does not apply during a limited “transition period” for compensation paid under our 2016 Incentive Plan. This relief applies to stock incentive awards of that are outstanding as well as future awards granted with respect to shares available under the 2016 Incentive Plan. The Compensation Committee intends to continue to rely on the transition relief until it expires at our annual meeting of shareholders in 2020.
Compensation Clawback Policy. We have adopted a compensation recovery policy. Under this policy, all agreements with or awards to an executive officer that provide for incentive compensation must include a delegation of authority to the Compensation Committee to recover incentive compensation, in whole or in part, upon the occurrence of specified events, including a material financial restatement by FB Financial or a miscalculation or inaccuracy in financial results, performance metrics, or other criteria used in determining the amount of incentive compensation. For purposes of the policy “incentive compensation” includes compensation that is payable, is awarded or becomes vested based on or contingent on the company’s performance or a financial reporting measure. Incentive compensation includes cash bonus payments and equity-based compensation awards but does not include base salary or benefits under broad-based employee benefit plans.
Employment agreement with Mr. Holmes
On August 19, 2016, we entered into an employment agreement with Mr. Holmes, the material terms of which are described below.
Term and Compensation. The initial term of the agreement was for three years. The term automatically renews on each anniversary thereafter for an additional one-year period. Base salary is a minimum $400,000, subject to annual review and increases. Mr. Holmes is entitled to participate in all incentive, savings, retirement, welfare and fringe benefit plans generally made available to our senior executive officers, as well as use of an automobile, country club dues and a term life insurance policy of $2,500,000. Mr. Holmes is eligible for an annual cash bonus and equity grant under our long-term incentive plan, based upon performance criteria established from time to time by the Compensation

Committee. The expectation is that the majority of Mr. Holmes’ total compensation will be performance-based. The agreement provided for special one-time grants that were awarded when he commenced employment in 2016.
Severance Benefits. Mr. Holmes’ employment may be terminated any time by either party, and automatically terminates on death or disability. If employment is terminated by us without for “cause” or Mr. Holmes resigns for “good reason” (as defined in the employment agreement), he will receive a severance payment equal to 200% of his current base salary and bonus paid in the prior fiscal year. He is also entitled to participate in our health plan for 18 months at the active employee rate. If Mr. Holmes’ employment is terminated by us for “poor performance”, the severance benefit is reduced to 100% of his current base salary and prior year bonus. In the event that we elect not to renew Mr. Holmes’ term of employment at the expiration of the term as renewed annually, we may elect to pay a severance benefit of either 200% or 100% of current base salary and bonus.
Restrictive Covenants. Mr. Holmes’ employment agreement contains confidentiality, non-competition and employee and customer non-solicitation covenants that apply during his employment with us and for two years after his termination of employment. The restricted period is reduced to one year in the event that he is terminated for poor performance or we elect not to renew his employment term and pay only 100% of current base salary and bonus, as described above.
Limits on Change in Control Payments. If the severance payments or any other payments or benefits received by Mr. Holmes under any arrangement would be subject to the 20% excise tax imposed under Section 4999 of the Internal Revenue Code upon a change in control of FB Financial, the amounts may be reduced to an amount that is less than 300% of his average annual compensation in order to avoid the triggering of the excise tax. No reduction is applied if the net amount received by Mr. Holmes after paying the excise tax is greater than the reduced benefit. We do not provide any tax “gross up” payment to Mr. Holmes upon a change in control.
2016 Incentive Plan
We maintain the 2016 Incentive Plan that permits us to grant awards of stock options, stock appreciation rights, restricted shares, restricted stock units, performance awards (payable in cash and/or stock), and other equity or cash-based awards. There were 2,700,000 shares of common stock reserved for awards under the plan, which is adjusted for certain transactions such as a recapitalization, stock split or stock dividend. Awards to non-employee directors are limited 100,000 shares to any director in a year.
Awards become vested upon a participants death or disability and also upon a change in control in which the surviving entity does not assume the outstanding awards. Awards that become vested over time become fully vested. Awards that become vested on performance conditions will become vested on target performance, adjusted pro rata for the period of service performed prior to death, disability or change in control. For awards assumed by the surviving entity, similar vesting will apply if the participant’s employment is terminated without cause or upon resignation for good reason with two years of the change in control.
Employee Stock Purchase Plan
In connection with our IPO, our board of directors and our then-sole shareholder Mr. Ayers approved the FB Financial Corporation 2016 Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to qualify under Section 423 of the Code. As of December 31, 2019, a total of 2,409,185 shares of our common stock are available for sale under the ESPP. The purchase price applicable for 2019 under the ESPP was 95% of the lower of the price on the first or last day of each offering period. The maximum number of shares issuable during any offering period is 200,000 shares and a participant may not purchase more than 725 shares during any offering period (and, in any event, no more than $25,000 worth of common stock in any calendar year).

Outstanding Equity Awards at 2019 Fiscal Year-End

Name	Equity Incentive Plan Award Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Award Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mr. Holmes	40,034	(1)	1,584,946
Mr. Gordon	9,851	(1)	390,001
	174	(2)	6,889
Mr. Evans	5,620	(1)	222,496
	125,000	(2)	4,948,750
(1) Reflects unvested RSUs, granted under the FB Financial Corporation, Inc. 2016 Incentive Plan, which we refer to as the 2016 Incentive Plan, which vest as follows: for Mr. Holmes: 4,833 on April 10, 2020, 17,311 in two approximately equal increments on March 1, 2020 and 2021, and 17,890 in three approximately equal increments on March 8, 2020, 2021 and 2022; with respect to Mr.Gordon: 2,440 on March 16, 2020, 2,342 in two approximately equal increments on March 1, 2020 and 2021 and 5,069 in three approximately equal increments on March 8, 2020, 2021 and 2022. For Mr. Evans, 965 on April 10, 2020, 1.673 in two approximately equal increments on March 1, 2020 and 2021, and 2,982 in three approximately equal increments on March 8, 2020, 2021 and 2022.
(2) Reflects unvested RSUs, granted under the 2016 Incentive Plan, which vest on September 21, 2021.
(3) Market value is calculated based on the closing price of our common stock on December 31, 2019, the last trading day of our 2019 fiscal year, of $39.59.
Deferred compensation
On April 1, 2015, we entered into a Deferred Compensation Agreement with Mr. Holmes, effective as of December 31, 2014, pursuant to which he was entitled to receive a fixed lump sum cash payment equal to $3,000,000 on December 31, 2019 or the earlier occurrence of his separation from service or a change in our control or a change in control of FirstBank. The deferred cash payment was fully-vested as of December 31, 2014, and is not subject to any clawback or other recoupment provisions. On August 19, 2016, we entered into an amendment to Mr. Holmes’ deferred compensation arrangement, pursuant to which Mr. Holmes’ deferred account will be denominated in a fixed number of deferred stock units, or DSUs, following our IPO with the number of DSUs to be determined by dividing $3,000,000 by $19.00, the price of our common stock on the effective date of the IPO. Accordingly, on September 21, 2016, Mr. Holmes’ account became denominated in 157,895 DSUs, which converted on a 1-for-1 basis into shares of our common stock on December 31, 2019.
Other retirement benefits
Other than Mr. Holmes' deferred compensation agreement described above and benefits under our 401(k) plan, we have not provided our NEOs with any other retirement or deferred compensation benefits.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes equity compensation plan information as of December 31, 2019.

Plan Category	# of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	# of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	826,263	(1)	N/A	3,960,489	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	826,263		N/A	3,960,489
(1) Reflects unvested restricted stock units granted under the 2016 incentive plan.
(2) Reflects balance of shares of common stock available for issuance under the 2016 incentive plan (1,551,304 shares) and employee stock purchase plan (2,409,185 shares). A maximum of 200,000 shares may be purchased in the current offering period of the employee stock ownership plan.

Stock Ownership Guidelines
Our stock ownership requirements align director, executive officer and shareholder interests by linking the value realized from equity-based awards to company performance. These guidelines apply to all senior officers and directors and require insiders to own Company common stock with a value equal to the multiple of the relevant insider’s annual base salary shown below. Guideline levels take effect after the later of: (i) five years after our initial public offering (i.e., September 16, 2021) or (ii) five years after the individual is appointed to the board or the executive position. Directors and executives who are awarded stock are expected to hold any shares awarded by the Company until he or she achieves the applicable ownership guideline levels (other than for the payment of taxes related to the grant).

Title	Ownership Guideline
Director	4 times annual cash retainer
CEO	5 times annual base salary
Senior Executive Vice President	3 times annual base salary
Executive Vice President	2 times annual base salary
Senior Vice President	1 times annual base salary
DIRECTOR COMPENSATION
The following table reflects the fees earned by or paid to our directors in connection with their service on the Company’s board of directors and the FirstBank board of directors during 2019.

Name	Stock Awards ($)(1)	Fees Earned or Settled in Shares of Common Stock		Fees Earned or Paid in Cash ($)	Total ($)
William F. Andrews	$30,000	$—		$40,000	$70,000
J. Jonathan Ayers	—	—		—	—
James W. Ayers	—	500,000	(2)	—	500,000
Agenia W. Clark	30,000	—		36,000	66,000
James L. Exum	30,000	6,031		29,969	66,000
Christopher T. Holmes	—	—		—	—
Orrin H. Ingram	30,000	30,000		—	60,000
Raja J. Jubran	30,000	—		22,500	52,500
Emily J. Reynolds	30,000	30,000		—	60,000
(1) Reflects restricted stock units with grant date fair value of $30,000 granted to each of the independent directors scheduled to vest on April 30, 2020 pursuant to the Company's Non-Employee Director Compensation Policy. The grant date fair value was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares on the date of the grant.

(2)	Mr. James W. Ayers receives a salary as Executive Chairman, which he has elected to receive in fully vested shares of our common stock, paid quarterly.
For 2019, each independent board member received an annual fee of $30,000 and an RSU award valued at $30,000. The chair of the Audit Committee received $10,000, the chair of the Compensation Committee received $6,000 and the chair of the Nominating and Corporate Governance Committee received $6,000. For 2020, each non-employee director will receive an annual fee of $40,000 and an RSU award valued at $40,000. The chair of the Audit Committee will receive $15,000, the chair of the Compensation Committee will receive $10,000 and the chair of the Nominating and Corporate Governance Committee will receive $10,000 annually. Additionally, the Non-Employee Director Compensation Policy provides that a non-employee chair of the FirstBank Trust Committee will receive $5,000 and the chair of the FirstBank Compliance Oversight Committee will receive $10,000 annually. Director fees are paid quarterly, in arrears, and may be received either in whole or in part in shares of our common stock or cash, at the election of the independent director.
Mr. J. Jonathan Ayers will receive compensation as a non-employee director in 2020. Messrs. James W. Ayers, and Mr. Holmes are employed by the Company, and neither receives compensation under the Non-Employee Director Compensation Policy. See “Executive Compensation” for a description of executive compensation paid in 2019 to Mr. Holmes.

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. After assessing the qualifications, performance, and independence of Crowe LLP (“Crowe”), which has served as our independent registered public accounting firm since 2018, the Audit Committee believes that retaining Crowe is in the best interests of our Company. The Committee has appointed Crowe as our independent registered public accounting firm to audit the 2020 consolidated financial statements of FB Financial Corporation and its subsidiaries. Although it is not required to do so, our board of directors is asking shareholders to ratify Crowe’s appointment. If our shareholders do not ratify Crowe’s appointment, the Audit Committee may consider changing our independent registered public accounting firm for 2021. Whether or not shareholders ratify Crowe’s appointment, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.
Crowe has advised the Audit Committee that it is an independent accounting firm with respect to our company and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.
Representatives of Crowe are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate shareholder questions.
For the years ended December 31, 2018 and December 31, 2019, our independent registered public accounting firms billed us for the following services:

Audit and Related Fees	2018	2019
Audit fees(1)	$716,250	$832,883
Audit-related fees(2)	—	9,250
Tax fees(2)	3,575	15,000
All other fees(2)	—	23,977
Total	$719,825	$881,110
(1) For 2018, audit fees include fees for professional services performed by Crowe for the audit of the Company's consolidated financial statements, including reporting required by HUD and FHA lenders and GNMA issuers of mortgage-backed securities ($545,000), quarterly reviews ($105,000) and comfort procedures related to the Company's secondary stock offering ($64,750). For 2019, audit fees include fees for professional services performed by Crowe LLP for the audit of the Company's consolidated financial statements, including reporting required by HUD and FHA lenders and GNMA issuers of mortgage-backed securities ($659,883), quarterly reviews ($108,000) and procedures related to the Company's merger activity ($25,000).
(2) Fees include services provided by Crowe for allowable consulting services.
Pre-Approval Policy
In addition to its responsibilities for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, the Audit Committee is also responsible for conducting the audit fee negotiations with, and preapproves any engagement of, our independent registered public accounting firm.
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to our independent registered public accounting firm for our fiscal years ended December 31, 2018 and 2019 were pre-approved by our Audit Committee.
Change in Independent Registered Public Accountant
As previously disclosed in the Company's current report on Form 8-K filed with the SEC on April 6, 2018 (the “Auditor Current Report”), on April 3, 2018 the Audit Committee dismissed RSM US LLP as the Company's independent registered public accounting firm, effective as of April 3, 2018. RSM US LLP served as our independent registered public accounting firm for the year ended December 31, 2017.
As previously disclosed in the Auditor Current Report, the Audit Committee conducted a competitive process to review the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The Audit Committee invited multiple firms to participate in this process. As a result of this process and following careful deliberation, the Audit Committee decided to dismiss RSM US LLP as the Company’s independent registered public accounting firm. The Audit Committee’s decision to dismiss was effective as of April 3, 2018 and was formally communicated to RSM US LLP by the Company on April 3, 2018.
During the Company’s fiscal year ended December 31, 2017, and the subsequent interim period through April 3, 2018, there were (i) no disagreements between the Company and RSM US LLP on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to RSM US LLP’s satisfaction, would have caused RSM US LLP to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements for the relevant year, and (ii) no “reportable events” as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.
The audit report of RSM US LLP on the consolidated financial statements of the Company as of December 31, 2017 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
On April 3, 2018, based upon the recommendation and approval of the Audit Committee, the Company appointed Crowe as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. During the Company’s fiscal year ended December 31, 2017, and the subsequent interim period through April 3, 2018, neither the Company, nor anyone on its behalf, consulted with Crowe regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and, as such, no written report or oral advice was provided, and none was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issues; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (within the meaning of Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).

Required Vote: If a quorum is present, this Proposal No. 2 will be approved if the votes cast for ratification exceed the votes cast against ratification. If this Proposal No. 2 is not approved, the matter will be referred to the Audit Committee for further review.
Recommendation: The board of directors recommends that you vote “FOR” ratification of the appointment of our independent registered public accounting firm for 2020.

AUDIT COMMITTEE REPORT

Our Audit Committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist our board of directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory reporting requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Audit Committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.
Management is responsible for the preparation, presentation, and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.
The Audit committee reviews our financial reporting process. In this context, the Audit Committee:

•	has reviewed and discussed with management the audited financial statements for the year ended December 31, 2019;

•
has discussed with Crowe LLP, our current independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB"); and

•
Has received the written disclosures and the letter from Crowe LLP required by PCAOB Rule 3526 ("Independence Discussions with Audit Committees"), as modified or supplemented, and has discussed with Crowe LLP the independent accountant's independence.

 Based on this review and the discussions referred to above, the Audit Committee recommended that our board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
This report is submitted on behalf of the members of the audit committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under the Securities Act and Exchange Act.
Respectfully submitted by the Audit Committee of the Board,
William F. Andrews, Chair
William F. Carpenter III
Orrin H. Ingram
Raja Jubran

SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, Shareholders wishing to include proposals in the proxy materials in relation to our 2021 annual meeting of shareholders, including director nominations, must submit the same in writing, by mail, first-class postage pre-paid, to General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, which must be received at our executive office on or before November 17, 2020. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. We will only include in our proxy materials those shareholder proposals that we receive before the deadline and that are proper for shareholder action.
Although information received after such date will not be included in the proxy materials sent to shareholders, a shareholder proposal may still be presented at the annual meeting if such proposal complies with our bylaws. In accordance with our bylaws, shareholder proposals may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information required by our bylaws. To be timely, a shareholders’ written notice must be received at the registered office of the Company no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For shareholder proposals for the 2021 annual meeting of shareholders, written notice must be received between December 31, 2020 and January 30, 2021. The proposal must be sent to: General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 and will need to comply with the SEC’s rules and regulations and our bylaws.
Householding
In a further effort to reduce printing costs and postage fees, we may adopt a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and receive a Notice of Internet Availability or elect to receive physical copies of proxy materials will receive only one copy of our Notice of Internet Availability or proxy materials, as applicable, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies of the Notice of Internet Availability or physical proxy materials, as applicable. Upon request, the Company will promptly deliver a separate copy of the Notice of Internet Availability and physical proxy materials to a shareholder at a shared address to which a single copy of the Notice of Internet Availability were delivered. Conversely, shareholders sharing an address who are receiving multiple copies of Notice of Internet Availability or, upon request, proxy materials, as applicable, may request delivery of a single copy.

Requests in this regard should be addressed to:
FB Financial Corporation
Attn: Investor Relations
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

Shareholders who beneficially own shares of our common stock held in street name may contact their broker (or other nominee) as your nominee to request information about householding.

ADDITIONAL INFORMATION
Our annual report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, can be accessed, along with this proxy statement, by following the instructions contained in the Notice of Internet Availability being mailed on or about March 17, 2020, the Notice for Annual Meeting of Shareholders enclosed with this proxy statement and is also available on our corporate website under the “Stock and Filings” link on the Investor Relations at https://investors.firstbankonline.com/.
If you wish to receive a physical copy of our annual report on Form 10-K for the year ended December 31, 2019, as well as a copy of any exhibit specifically requested, we will mail these documents to you free of charge. Requests should be sent to:
FB Financial Corporation
Attn: Investor Relations
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

Annual Report.  The Company's 2019 annual report is being made available to shareholders with this proxy statement.  The annual report is not a part of the proxy solicitation materials.
OTHER MATTERS

As of the date of this proxy statement, we do not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement. If you vote by return of your signed and completed proxy card and other matters are properly presented at the annual meeting for consideration, the persons appointed by the board as proxies will have the discretion to vote for you on such matters.